Exhibit 10.1

Collaboration Agreement

This document outlines the terms and conditions of a “Collaboration” involving Centillion Group Inc, a Delaware Corporation (the “Company”) and Friendable, Inc. (the “Business”) (each of Company and Business is a “Party” and, collectively “Parties”) with respect to the distribution online and offline, and monetization of data through a Data Management Platform (DMP), Demand Side Platform (DSP), private party, research, data brokers, brand deals, survey, government, individual, or entity. The Company will make use of unique identifiers to perform the segmentation and enrichment of data for the purpose of monetization, distribution, analytics, identity verification, taste preference, behavior, demographics, psychographics, advertising preferences, social media accounts, smart devices, transaction data, topic exposure, events attendance, interest in attending events, geo, political, product sales, sales, strategy, measurement, ad network, placement, type of ad, context, research, enrichment, and insights for Company but not limited to data stored in a DMP, DSP, CDP (Customer Data Platform), PMP (Private Marketplace), or future utility used for data, storage, or other. Company will maintain and create a unique identity graph or other requirements consistent with best practices for privacy and maintain a fiduciary duty to business for monetization.

Confidentiality. The Parties acknowledge and affirm the terms of the Confidentiality Agreement (the “NDA”), between the Company and Business. In addition, each Party will maintain the confidentiality of the other Party’s Confidential Information during and after the Term, using at least the same degree of care to safeguard its own Confidential Information. Unless otherwise specified in writing, all information exchanged between the Parties pursuant to this Collaboration shall be deemed Confidential Information.

Business Responsibilities. During the term of the Collaboration, as specifically defined herein, Business is responsible for:

a.       sending all data requests and granting access to log level files, identifying target partners, granting access to social media accounts of artists,

b.       collecting raw data, and other potentially relevant data sources which can be, historical, or future data in regards to artists where Business has been granted access, and Company can help monetize the data.

c.       timely communication (to the extent practicable, no later than 72 hours) of all business affairs that could impact the collection, decay, monetization, resale, performance, loss, consumption, DSP performance, DMP problems, reports on placement, performance, and segments modelled, website visitor, attendee, fan, merchandise purchaser, email subscriber, past customer, artist, other data, including but not limited to sharing upcoming program content, and festival dates, and/or prior to release or the acquisition of new talent;

d.       complying with third-party pass-through requirements (see Schedule A) and obtaining adequate rights to enable the Collaboration (including, as necessary, providing compliant notice, privacy policies, cooperating with each other, and managing user rights to enable Company to use and share the data from Business, user data, signups, website traffic, and other data capture mechanisms in a compliant manner);

e.       making available its sales and marketing team to help in spreading awareness of data including audience segments, measurement opportunities, and analytics to advertisers;

f.       providing reasonable cooperation from its developers to help structure and transfer all needed data to Company or its third-party designee;

g.       if appropriate, arranging for a third-party audit of advertising impressions and revenue generated by the Collaboration;

h.       will help in sharing the partnership with community via email lists, sms lists, and at event attendance

i.        comply with the third-party pass-through requirements as described in Schedule A; and

3.            Company will help maintain DMP, data hygiene, capturing identifiers, performing enrichment, suggesting / testing potential identifiers, delivering and capturing unstructured data, share analytics, identifying target partners, aggregate social data of artists, implement qr codes, link tracking, pixels on artist websites, reporting on ads, use of macros, concert transactions, compiling artists’ social-media followers, social media comments, monitoring the online & offline interests of users, in addition to enriching third-party data, identifying other first-party segments, advertising performance and inventory placements, inserting / placing ads for new artists, analytics, publisher performance, referring sources for traffic to artists community, advertisers, tracking advertising opportunities, Company will invest in data enrichment with data providers or other third parties to add other relevant information to data stored on DMP. Business will help with collection of any relevant data as identified by Company to enhance data models for benefit of both Parties, to help Company with data modeling through optimization, learnings, forecasting, resale, and/or distribution process both online data distribution and offline data distribution, and Business will give best effort with any other identifier requested by Company to enrich the data stored in the DMP or other location during the “Collaboration”:

j.        including updates to DMP with first-party, second-party, and third-party data sales, direct or indirect, in the Collaboration;

k.       utilizing commercially reasonable efforts to market and promote products and services offered by Company, including but not limited to announcement and event promotion;

l.        introductions of Company to existing and new agencies, brands, other companies, platforms, networks and potential strategic partners; and

m.      utilizing commercially reasonable efforts to generate new business and revenues from this Collaboration.

Company’s additional responsibilities. During the term of the Collaboration, Company is responsible for:

n.       collaboration with Business’s sales teams to present advertisers with Company’s “Unique Audience” offering;

o.       providing input and guidance with respect to Business’s marketing efforts and seeking additional prospects for Business and the Collaboration;

p.       distribution of audiences through a partnership with any of the following: ad networks, brands, agencies, influencers, artists, celebrities, venues, or distributors, or other third parties selected by Company;

q.       distribute for monetization first- party, second-party, and third-party data, to any interested party to be delivered in a secure manner, including but not limited to the following: raw/unstructured data; segmented data; or optimizing data or lookalike or audience expansion data for monetization. All data to be used for advertising and other relevant purposes– for example, research–and other uses to be determined while following best privacy practices.

Intellectual Property. Any new intellectual property generated as a result of the Collaboration, including structured data and unique identifiers, shall be the property of the Company during and after the Collaboration, provided that intellectual property owned by either Party (including underlying unstructured data that is collected and modeled) prior to the Collaboration shall remain the property of that Party during and after the term of the Collaboration. Nothing contained herein shall constitute a license to use the other Party’s intellectual property. Business shall not reverse engineer, try to connect, deconstruct, or re-identify, or save a copy of any of Company’s technology, workflow, including but not limited to connectors, enrichment, data providers, or other audience identifiers or data points.

Exclusivity. Each Party represents and warrants to the other that it is under no contractual obligation to disclose the existence or terms of this Collaboration to any third party, and that no affiliate or other party has a right of first offer, first refusal, or other similar rights with respect to the Proposed Transaction. The Business agrees that during the term of this Collaboration (such Collaboration specifically pertaining to monetization of Business’s data collected from any platform owned by the Business, its parent company Friendable Inc. and subsidiaries of Business, or other affiliates of the Business, hereinafter “Business and various Platforms”), the Business will not, directly or indirectly, solicit or initiate or enter into or continue discussions, negotiations or transactions with any individual, corporation, partnership, limited liability company or other entity or group that is a competitor of Company and/or a publisher, advertiser, web 3 payment, ad network or agency, pertaining to monetization or access to artist community data, disclosure of any Business opportunity, and Platform Opportunity to expand offering, or disclose learnings of other offering that competes with the Collaboration. For sake of clarity, nothing herein provides Company rights to Business and subsidiaries unstructured data from artists or customers.

Expenses. Each of the Parties hereto will pay its own costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Collaboration.

Right of Refusal. Upon the Parties’ mutual written agreement, particular advertisers may be excluded from the Collaboration.

Gross Revenue Share. Business shall be entitled to Thirty-Eight Percent (38%) of the gross revenue generated from sales arising from the Collaboration, including but not limited to sales arising from Company or Business self-serve, direct, or offline or on platforms and Business such percentage shall increase by one percent (1%) for each year that the contract remains in effect (“Gross Revenue Share”). The contract will max out at Forty Percent (40%) payable to business. Payments to Business will be delivered within 30 days of sale of data after the execution of this Collaboration, the Parties shall establish a process to enable transparency between them with respect to collections and revenue, to be administered by a third party as appropriate, for the purposes of enabling, and verifying accuracy of Gross Revenue Share, provided that if no such agreement is reached within the 120 days, the accounting firm as identified by Centillion shall administer payments for the Gross Revenue Share consistent with this Collaboration agreement. The process shall also include a mechanism for the Parties to invoice one another for amounts due pursuant to the Gross Revenue Share for online and offline data or other revenue generation, with invoices payable within thirty (30) days of receipt of payment.

One-time, First Money Payout. Business will receive One Hundred Percent (100%) of Gross Revenue for the first $100,000 of sales generated via partnership. In excess of $100,000 shall follow the identified “Gross Revenue Share” terms noted above.

Business’s tax obligations. Business shall be responsible for its own income taxes; any applicable sales, use, gross receipts, excise, value-added, withholding, personal property, ad valorem and other taxes with respect to acquiring, providing or using equipment, materials, supplies or third-party services furnished or used by Company in performing or furnishing the Services, including all taxes, if any, due on equipment, intellectual property, and any other property; any employment-related taxes of and with regard to Business personnel; all taxes, assessments and other real property-related levies on its owned or leased real property; any applicable sales, use, gross receipts, excise, value-added, withholding, personal property, and other taxes; and any withholding tax or other tax of any kind that Business is required by applicable Law to withhold and pay.

Term. The term of the Collaboration shall be a three (3) year period from its execution by both Parties with such term automatically renewing for two (2) 24-month increments unless either Party provides no less than 120-days’ notice prior to the end of the initial or renewal terms. The initial term and renewal terms shall comprise the Term.

Publicity. Company will cooperate with the Business’s public relations team to publicly promote the partnership and generate interest and attention among the core media buyer audience, brands, advertisers, agencies, individuals, industry peers, thought leaders, hosts of shows, potential advertisers, and similar networks to Business. All messaging statements that refer to the Collaboration—such as trade articles, interviews, ad campaigns, speaking events and presentations—will be developed by the Company and may be provided to the Business for approval prior to publication; such approval not to be unreasonably withheld.

Compliance with Laws. Each Party shall comply with all laws that pertain to any activities pursuant to the Collaboration.

Compliance with industry best practices. Business shall use commercially reasonable efforts to comply with advances and changes in technology and best efforts to comply with industry best practices pertaining to data protection or audience identification, including but not limited to new identifiers that become available. Company may at its discretion request that Business make available new identifiers and existing data assets, and Business shall in good faith consider such request. Business shall not delete any files or records pertaining to any identifiers without Company’s prior written approval.

Representations and warranties. Each Party represents, warrants and covenants that:

r.        Each Party is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification and registration.

s.       Each Party has all necessary powers and authority to execute, deliver and perform the Agreement, and the execution, delivery and performance of the Agreement and each local agreement by Business have been duly authorized by all necessary action.

t.        Each Party shall take commercially reasonable actions and precautions to prevent the introduction and proliferation of Malicious Code or unknown identifier into Provider’s networks, environments and systems (including all subcomponents thereof) or networks, environments and systems (including all subcomponents and algorithms thereof).

u.       Each Party’s intellectual property, software, equipment, tools, processes relating to the Collaboration and their receipt or use thereof, shall not infringe, misappropriate or violate any intellectual property rights of any third party.

v.       Each Party has the right to grant the rights and licenses granted in the Agreement but must maintain access for the relationship to continue.

WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THE AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS WARRANTIES TO THE OTHER PARTY, AND THERE ARE NO IMPLIED WARRANTIES OR CONDITIONS BY EITHER PARTY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Indemnification. The Parties shall indemnify, defend and hold harmless each other from and against, and shall pay own costs associated if any and all losses sustained or incurred by Business or Party, including legal fees and expenses, based upon, relating to or arising from, any and all claims or threatened claims in connection with any of the following:

w.       Either Party’s breach or violation of or inaccuracy in any representations, warranties or covenants made by Business herein.

x.        Any introduction by Business of malicious code or reverse engineering in Company’s environment, network or systems, to the extent losses caused by such introduction arise from acts, errors or omissions of Business.

y.       Either Party’s breach of or failure to comply with any US or foreign law or regulation.

z.       Either Party’s infringement, misappropriation, or violation of any US or foreign patent, trademark, trade secret, copyright, or other intellectual property, proprietary, moral or privacy rights.

Injunction. If either Party’s right to use, receive or enjoy any rights granted under this Collaboration is enjoined or appears likely to be enjoined, the Party so enjoined promptly shall, at its sole cost and expense and in such a manner as to minimize the disturbance to the other Party’s business activities and rights under the Agreement, do one of the following:

aa.      modify the activities so that they no longer infringe, misappropriate or violate (provided that such modification does not degrade the performance or quality of the Collaboration or adversely affect the other Party’s intended use as contemplated by the Agreement); or

bb.     replace the enjoined items with non-infringing, non-misappropriating and non-violating functional equivalents acceptable to Provider.

Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ACCIDENTAL BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN THE CONFIDENTIALITY SECTION.

Termination. This Collaboration can be terminated by the mutual written agreement of the Parties to terminate this Collaboration.

Governing Law. The Agreement shall in all respects be interpreted under, and governed by, the Laws of the State of Delaware including as to validity, interpretation and effect, without giving effect to the State of Delaware’s conflicts of Laws principles.

Assignment. Company has the right to assign or otherwise transfer its rights, obligations and remedies under the Agreement to its affiliates or to any successor by asset or equity interest purchase or by merger, subject to the consent of the other Party, whose consent shall not be unreasonably withheld.

Force Majeure. Neither Party shall be liable for delay in performance or failure to perform in whole or in part the terms of this Agreement due to any act or occurrence that is beyond the reasonable control of such Party, including but not limited to labor dispute, strike, labor shortage, war or act of war (whether an actual declaration is made or not), insurrection, riot or civil disturbance, act of public enemy, accident, fire, flood or other act of God, act of governmental authority, judicial action, short or reduced supply of fuel or raw materials, technical failure where such Party has exercised ordinary care in the prevention thereof, or causes beyond the Party’s control, whether or not similar to the matters herein enumerated, and any such delay or failure shall not be considered a breach of this Agreement.

Miscellaneous. This Collaboration constitutes the entire agreement and supersedes any prior written or oral understanding or agreement, between the Parties related to the subject matter hereof (other than the NDA). This Collaboration may be amended, modified, waived or supplemented only by written agreement of the Parties. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The headings set forth in this Collaboration are for convenience of reference only and shall not be used in interpreting this Collaboration. In this Collaboration, the term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation.” If any provision of this Collaboration is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the other provisions of this Collaboration shall remain in full force and effect, and the Parties shall use their reasonable best efforts to amend this Collaboration to achieve, as closely as practicable, the original intent of the Parties under this Collaboration. This Collaboration may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

AGREED and accepted on 10/6/2022

Signature:	/s/ Nicholas Venezia	Signature:	/s/ Robert A. Rositano, Jr.
Name:	Nicholas Venezia	Name:	Robert A. Rositano, Jr.
Title:	Founder and Chairman of the Board	Title:	CEO

On Behalf of Centillion Group Inc.		On Behalf of Friendable Inc.

Schedule A

Pass-Through Requirements

The Parties agree that the use of certain third-party’s tools may require additional pass-through terms such as the terms included below. The Parties agree to include and abide by such terms as part of this Agreement and as may be amended in any applicable order form.

For any data about a consumer or individual disclosed to other identity provider or third-party network by Company or by a third party on Company’s behalf, including, without limitation any data provided by Business to Company, Company and Business represent and warrant (in addition to any representations or warranties in a given Schedule) that: (i) each fully owns or has the authority to use the data as set forth in this Agreement and any Schedule, and that in obtaining or collecting data, the Business and the Company did not violate the law, any applicable regulations or self-regulatory guidelines, such as those promulgated by the DAA, or the rights of any third party, (ii) the Business and the Company have a written agreement authorizing Company to provide the Business’s data to third parties and requiring such Business to abide by terms and conditions herein, and (iii) the Business and Company shall not instruct other identity provider or third-party network to process or to take any other action with data that Business and Company knows or should reasonably know would violate an applicable law, Company’s own or Business’s own, where applicable, published privacy policies, or any other published privacy policies or notice and disclosure statements under which such data was collected.